[WISER OIL COMPANY LOGO]

8115 Preston Road, Suite 400, Dallas, Texas 75225

Phone: 214/265-0080 Fax: 214/373-3610

http://www.wiseroil.com

For Immediate Release

Contact:

Rick Davis

VP Finance

The Wiser Oil Company

Phone: (214) 265-0080

Email: rdavis@wiseroil.com

The Wiser Oil Company Reports Second Quarter 2003 Financial Results

Sequential Production Volumes Up 12%; EBITDAX Doubles Year-Over-Year

Dallas, Texas, August 13, 2003 — The Wiser Oil Company (NYSE: WZR) today reported financial and operating results for the second quarter and six months ended June, 30, 2003:

	Three Months Ended		Six Months Ended
	6/30/03	6/30/02	6/30/03	6/30/02

Average Daily Production—MCFE	69,890	63,956	66,403	62,917

Average MCFE Price Received	$4.35	$3.33	$4.85	$2.96

Average Daily Gas Production—MCF	39,363	33,033	36,470	31,657

Average Gas Price Received	$4.48	$2.77	$5.05	$2.42

Average Daily Oil Production—BBLS	4,659	4,945	4,652	5,011

Average Oil Price Received	$25.90	$23.77	$28.19	$21.26

Total Oil & Gas Revenues—000’s	$27,688	$19,364	$58,318	$33,721

Discretionary Cash Flow (note 1) – 000’s	$10,961	$4,538	$21,037	$6,711

EBITDAX (note 2) – 000’s	$14,337	$7,998	$28,277	$14,003

Second Quarter 2003 Financial Results

During the second quarter of 2003, Wiser produced 3.6 BCF of gas and 463,000 barrels of oil and NGL’s for a total of 6.36 BCFE, up 9% from second quarter 2002 production of 5.82 BCFE and up 12% from first quarter 2003 production of 5.66 BCFE. Second quarter 2003 production included new production from West Cameron Block 416 and East Cameron Block 185 in the Gulf of Mexico.

Oil and gas revenues for the second quarter 2003 were $27.7 million, up 43% or $8.3 million from second quarter 2002 due to higher gas production and higher realized oil and gas prices. Realized oil prices for the quarter averaged $25.90 per barrel, up 9% from second quarter 2002. Realized gas prices for the quarter averaged $4.48 per MCF, up 62% from second quarter 2002. Average prices received by the Company in the second quarter of 2003 were approximately $3.01 per barrel less than the average NYMEX oil price and $1.00 per MCF lower than the average NYMEX gas price.

Operating costs and production taxes for the second quarter of 2003 were $1.16 per MCFE, down 21% per MCFE from first quarter 2003 and up 5.5% per MCFE from second quarter 2002. In May 2003, the Company began selling CO2 from the Wellman unit, which reduced second quarter 2003 operating costs by $346,000 (CO2 sales are credited against operating costs). The Company expects CO2 sales to average approximately $300,000 per month for the second half of 2003. Depreciation, depletion and amortization for the second quarter of 2003 was $1.47 per MCFE, up 23% per MCFE from second quarter 2002 due to increased production from the Gulf of Mexico and higher per unit rates at the Wolverine field in Canada.

Wiser reported a net loss of $2.2 million, or ($0.19) per basic and diluted share for the quarter ending June 30, 2003, as compared to a net loss of $6.7 million ($0.72) per basic and diluted share for the quarter ended June 30, 2002. Discretionary cash flow (see note 1 below) for the second quarter of 2003 was $11.0 million, up $6.5 million from second quarter 2002 discretionary cash flow of $4.5 million and up $0.9 million from first quarter 2003 discretionary cash flow of $10.1 million.

The Company reported EBITDAX (see note 2 below) for the second quarter of 2003 of $14.3 million, or $1.21 per basic share ($0.93 per diluted share), up $6.3 million from second quarter 2002 EBITDAX of $8.0 million. Capital and exploration expenditures for the second quarter of 2003 were $9.8 million, with $5.4 million of expenditures in Canada and $4.4 million in the U.S. The Company repaid $4.1 million of bank debt in the second quarter of 2003.

First Half 2003 Financial Results

Wiser produced 6.6 BCF of gas and 903,000 barrels of oil and NGL’s in the first half of 2003 for a total of 12.0 BCFE, up 5.5% from first half 2002 production of 11.4 BCFE.

Oil and gas revenues for the first half of 2003 were $58.3 million, up 73% or $24.6 million from the first half of 2002 due to higher gas production and higher realized oil and gas prices. Realized oil prices for the first half of 2003 averaged $28.19 per barrel, up 33% from first half of 2002.

Realized gas prices for the first half of 2003 averaged $5.05 per MCF, up 109% from first half 2002. Average prices received by the Company in the first half of 2003 were approximately $3.20 per barrel less than the average NYMEX oil price and $0.99 per MCF lower than the average NYMEX gas price.

Operating costs and production taxes for the first half of 2003 were $1.31 per MCFE, up 11% per MCFE from first half 2002 due to higher production and per unit costs at the Hayter field in Canada, higher per unit costs at the Wolverine field in Canada and higher production taxes associated with higher oil and gas prices. Depreciation, depletion and amortization for the first half of 2003 was $1.42 per MCFE, up 25% per MCFE from first half 2002 due to increased production from the Gulf of Mexico and higher per unit rates at the Wolverine field in Canada.

For the first half of 2003, net income was less than $0.01 million compared to a first half 2002 net loss of $20.8 million, or ($2.24) per basic and diluted share. Discretionary cash flow for the first half of 2003 was $21.0 million, up $14.3 million from first half 2002 discretionary cash flow of $6.7 million.

EBITDAX for the first half of 2003 was $28.3 million, or $2.66 per basic share ($1.84 per diluted share), up $14.3 million from first half 2002 EBITDAX of $14.0 million. Capital and exploration expenditures for the first half of 2003 were $26.9 million, with $16.8 million of expenditures in Canada and $10.1 million in the U.S. The Company anticipates its 2003 capital and exploration expenditures will be in the range of $42 to $45 million.

Wiser received $0.9 million in proceeds from small property sales in Canada during the first half of 2003 and repaid $0.1 million under its revolving credit facility. However, due to an increase in the Canadian dollar exchange rate, long-term debt increased $2.3 million during the first half of 2003. The Company’s cash balance at June 30, 2003 was $1.0 million.

First half 2003 net income includes a $5.2 million after-tax gain on the cumulative effect of accounting change for the adoption of Statement of Financial Accounting Standards No. 143 for asset retirement obligations and also includes a $9.9 million loss on derivatives. In addition, the Canadian dollar exchange rate increased significantly during the first half of 2003 and this had the effect of increasing accumulated other comprehensive income in stockholder’s equity by $11.4 million.

Commenting, George K. Hickox, Jr., Company Chairman and CEO said, “The quarter was highlighted by the announcement of our deeper Wild River discovery, which appears capable of providing significant production volumes for us when it is placed on line later this year. With the numbers moving in the right direction and with impactive exploration drilling on the horizon, the company’s prospects for growth have never been better.”

Preferred Stock

On May 26, 2003 the $25 million of Series C Convertible Preferred Stock was converted into 5,882,353 shares of unregistered common stock. Accordingly, no preferred stock dividends or amortization of preferred stock discount will be recognized after May 26, 2003.

The Board of Directors approved the final payment of quarterly dividends on the preferred stock for the second quarter of 2002 in the amount of $268,000, which was paid in cash.

Note 1

Discretionary cash flow is defined as cash flows from operating activities before changes in operating assets and liabilities and exploration expense. Management believes that discretionary cash flow is a better liquidity measure for oil and gas companies because; (a) exploration expense is a discretionary component of the Company’s capital budget that effects cash flows from operating activities and; (b) changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the Company may not control and may not relate to the period that the operating activities occurred. Discretionary cash flow should not be considered in isolation or as a substitute for cash flows from operating activities prepared in accordance with generally accepted accounting principles. Discretionary cash flow as defined above may not be comparable to similarly titled measures of other companies. Following is a reconciliation of discretionary cash flow to cash flows from operating activities:

	Second Quarter		First Half
	2003	2002	2003	2002
Cash flows from operating activities	$8,177	$(1,269)	$18,859	$10,868
Add back exploration expense*	2,628	3,502	5,123	5,258
Add back (deduct) net changes in operating assets and liabilities	156	2,305	(2,945)	(9,415)

Discretionary Cash Flow	$10,961	$4,538	$21,037	$6,711

* Excluding impairments and abandonments.

Note 2

EBITDAX is defined as net income before interest, income taxes, DD&A, impairments, exploration expense, non-cash gains, and non-cash gain or loss on derivative value. Wiser has included information concerning EBITDAX because it is used by management and certain investors as a measure of the ability of a company to service or incur indebtedness and because it is a financial measure commonly used in the energy industry. EBITDAX should not be considered in isolation or as a substitute for net income, cash flow from operating activities or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of the Company’s profitability or liquidity. EBITDAX as defined above may not be comparable to similarly titled measures of other companies. Following is a reconciliation of EBITDAX to net income:

	Second Quarter		First Half
	2003	2002	2003	2002
Net loss before dividends and accounting change	$(892)	$(4,994)	$(2,000)	$(17,552)
Add back interest expense	3,730	3,527	7,281	7,038
Deduct income tax benefit	(468)	(729)	(909)	(1,774)
Add back DD&A	9,368	7,004	17,012	12,924
Add back exploration expense	3,247	5,870	6,873	7,960
Add back non-cash loss on derivative value	(648)	(2,680)	20	5,407

EBITDAX	$14,337	$7,998	$28,277	$14,003

The Company will hold a conference call to discuss the Company’s second quarter 2003 results on Thursday, August 14, 2003 at 10:00 a.m. Central Daylight Saving Time (11:00 a.m. Eastern Daylight Saving Time). The second quarter 2003 results will be announced on Wednesday, August 13, 2003.

This conference call is a live web cast and can be accessed by going to the Company web page at www.wiseroil.com All participants who dial in or log in will have their full name and company name collected.

To participate in the conference call via telephone, please dial either of the following numbers: 1-800-289-0528 (U.S. and Canada) or 1-913-981-5522 (International) and reference confirmation code 547492. We ask that you please dial in 5 to 10 minutes prior to the scheduled start time.

Glossary of terms

BCF – billion cubic feet.

BCFE – billion cubic feet of gas equivalent.

BOE—barrels of oil equivalent.

BOEPD—barrels of oil equivalent per day.

BOPD – barrels of oil per day

MCF – thousand cubic feet

MCFE – thousand cubic feet of gas equivalent

MMBTU—million British thermal units.

MMCFPD – million cubic feet of gas per day.

MMCFE – million cubic feet of gas equivalent.

Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, and the business prospects of The Wiser Oil Company, are subject to a number of risks and uncertainties which may cause the Company’s actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of oil and gas prices, product supply and demand, competition, government regulation or action, litigation, the costs and results of drilling and operations, the Company’s ability to replace reserves or implement its business plans, access to and cost of capital, uncertainties about estimates of reserves, quality of technical data, and environmental risks. These and other risks are described in the Company’s 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission.

THE WISER OIL COMPANY

(and Consolidated Subsidiaries)

	(UNAUDITED)		(UNAUDITED)
	Quarter Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Total production (MMCFE)	6,360	5,820	12,019	11,388
Oil (MBBL)	424	450	842	907
Gas (MMCF)	3,582	3,006	6,601	5,730
Natural gas liquids (MBBL)	39	19	61	36

Average oil price/BBL	$25.90	$23.77	$28.19	$21.26
Average gas price/MCF	4.48	2.77	5.05	2.42
Average natural gas liquids price/BBL	16.91	17.49	20.02	15.37

Condensed Consolidated Statement of Operations
(In thousands, except per share data)

Revenues
Oil and condensate	$10,991	$10,696	$23,746	$19,279
Natural gas	16,042	8,341	33,361	13,882
Natural gas liquids	655	327	1,211	560
Gain on sale of property	(176)	(26)	315	494
Gain on derivatives	—	289	—	—
Interest and other income	22	(21)	99	139

Total revenues	27,534	19,606	58,732	34,354

Expenses
Operating costs and production taxes	7,406	6,394	15,734	13,468
Depreciation, depletion and amortization	9,368	7,004	17,012	12,924
Loss on derivatives	2,627	—	9,934	7,321
Exploration	3,247	5,870	6,873	7,960
General and administrative	2,516	2,534	4,807	4,969
Interest expense	3,730	3,527	7,281	7,038

Total expenses	28,894	25,329	61,641	53,680

Loss before income taxes and cumulative effect of accounting change	(1,360)	(5,723)	(2,909)	(19,326)

Income Tax Expense (Benefit)
Current	—	115	—	115
Deferred	(468)	(844)	(909)	(1,889)

Total income tax benefit	(468)	(729)	(909)	(1,774)
Net loss before cumulative effect of accounting change	(892)	(4,994)	(2,000)	(17,552)
Cumulative effect of accounting change, net of tax	—	—	5,238	—

Net income (loss) before dividends and amortization	(892)	(4,994)	3,238	(17,552)
Preferred dividends	(268)	(436)	(700)	(867)
Preferred stock discount amortization	(1,048)	(1,224)	(2,530)	(2,372)

Net Income (Loss)—Common Stock	$(2,208)	$(6,654)	$8	$(20,791)

SHARE INFORMATION
Common shares outstanding	11,806	9,285	10,646	9,264
Common shares outstanding—diluted	15,393	15,275	15,359	15,262
Basic Earnings (Loss) Per Share	$(0.19)	$(0.72)	$.00	$(2.24)
Diluted Earnings (Loss) Per Share	$(0.19)	$(0.72)	$.00	$(2.24)

THE WISER OIL COMPANY

(and Consolidated Subsidiaries)

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	(UNAUDITED)
	Jun. 30,	Dec. 31,
	2003	2002
Assets
Current assets	$18,619	$16,490
Property, net	231,838	203,213
Other assets	2,186	2,504

	$252,643	$222,207

Liabilities and Stockholders’ Equity
Current liabilities	$30,460	$23,498
Other long-term liabilities	9,152	3,299
Long-term debt	154,813	152,516
Deferred taxes	7,158	6,603
Stockholders’ equity	51,060	36,291

	$252,643	$222,207

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	(UNAUDITED)		(UNAUDITED)
	Quarter Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Net loss before pfd. dividends & amortization	$(892)	$(4,994)	$(2,000)	$(17,552)
DD&A	9,368	7,004	17,012	12,924
Property impairments and abandonments	619	2,368	1,750	2,702
Deferred income tax benefit	(468)	(844)	(909)	(1,889)
Property sale gains	176	26	(315)	(494)
Non-cash loss on derivative value	(648)	(2,680)	20	5,407
Other non-cash charges	178	156	356	355
Changes in operating assets and liabilities, net	(156)	(2,305)	2,945	9,415

Cash flow from operating activities	8,177	(1,269)	18,859	10,868

Capital expenditures	(7,187)	(9,599)	(21,821)	(30,883)
Proceeds from property sales	—	13	881	2,259
Preferred cash dividends	(700)	(216)	(921)	(437)
Foreign exchange	57	117	245	84
Increase (decrease) in long-term debt	(4,135)	3,500	(137)	7,500
Stock options exercised	316	—	316	—

Net cash flow	(3,472)	(7,454)	(2,578)	(10,609)
Beginning cash	4,484	9,504	3,590	12,659

Ending cash	$1,012	$2,050	$1,012	$2,050

-END-